 Exhibit 99.2

PHARMA-BIO SERV, INC.
Pro Forma Condensed Consolidated Financial Information
(Unaudited)

On September 17, 2018 (the “Closing Date”), Pharma-Bio Serv, Inc. (the “Company”) completed the sale of substantially all of the assets of its laboratory business (the “Laboratory Assets”) pursuant to the Asset Purchase Agreement, dated August 13, 2018, by and between Scienza Labs, Inc. and Romark Global Pharma, LLC (the “Purchase Agreement”) (the “Transaction”). The following unaudited pro forma consolidated financial information is based on the Company’s historical consolidated financial statements adjusted to give effect to the Transaction.

The Unaudited Pro Forma Consolidated Balance sheet as of July 31, 2018 is presented as if the Transaction occurred on July 31, 2018. The Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended July 31, 2018 and for the year ended October 31, 2017 are presented as if the Transaction occurred on November 1, 2016.

The pro forma consolidated financial statements are based on information currently available including certain assumptions and adjustments that the Company believes are reasonable. They are presented for informational purposes only and do not necessarily represent what the Company’s financial position and results of operations would have been if the Transaction occurred on the dates above, or to project the Company’s financial performance for any future period. The unaudited pro forma consolidated financial information and the related notes should be read in conjunction with the Company’s audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the nine months ended July 31, 2018.

PHARMA-BIO SERV, INC.
Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)
As of July 31, 2018

	Pharma-Bio Serv, Inc.As Reported	Laboratory Assets	Pro Forma Adjustments		Pro Forma Pharma-Bio Serv, Inc.
ASSETS
Current assets:
Cash and cash equivalents	$15,188,876	$-	$1,750,000	[a]	$16,938,876
Marketable securities	38,713	-	-		38,713
Accounts receivable	5,179,579	-	-		5,179,579
Promissory note (short term portion)	-	-	500,000	[a]	500,000
Other	488,919	-	-		488,919
Total current assets	20,896,087	-	2,250,000		23,146,087

Property and equipment, net	1,991,967	(1,750,000)	-		241,967
Promissory note (long term portion)	-	-	2,500,000	[a]	2,500,000
Other assets	418,737	-	-		418,737
Total assets	$23,306,791	$(1,750,000)	$4,750,000		$26,306,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion-obligations under capital leases	$14,278	$-	$-		$14,278
Accounts payable and accrued expenses	1,787,178	-	25,000	[a]	1,812,178
Current portion of US Tax Reform Transition Tax and income taxes payable	252,903	-	119,000	[a]	371,903
Total current liabilities	2,054,359	-	144,000		2,198,359

US Tax Reform Transition Tax payable	2,485,000	-	-		2,485,000
Obligations under capital leases	49,506	-	-		49,506
Total liabilities	4,588,865	-	144,000		4,732,865

Stockholders' equity:
Preferred Stock	-	-	-		-
Common Stock	2,333	-	-		2,333
Additional paid-in capital	1,347,964	-	-		1,347,964
Retained earnings	17,498,402	(1,750,000)	4,606,000		20,354,402
Accumulated other comprehensive income	131,049	-	-		131,049
	18,979,748	(1,750,000)	4,606,000		21,835,748
Treasury stock, at cost	(261,822)	-	-		(261,822)
Total stockholders' equity	18,717,926	(1,750,000)	4,606,000		21,573,926
Total liabilities and stockholders' equity	$23,306,791	$(1,750,000)	$4,750,000		$26,306,791

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

PHARMA-BIO SERV, INC.
Pro Forma Condensed Consolidated Statements of Operations
(Unaudited)
For the Nine Months Ended July 31, 2018

	Pharma-Bio Serv, Inc.As Reported	Pro Forma Adjustments [b]		Pro Forma Pharma-Bio Serv, Inc.
Revenues	$13,832,217	$(1,611,954)		$12,220,263
Cost of services	10,133,666	(1,679,749)		8,453,917

Gross profit	3,698,551	67,795		3,766,346

Selling, general and administrative expenses	3,460,304	(35,233)		3,425,071
Income from operations	238,247	103,028		341,275
Other income (expense), net	436,599	(43,399)		393,200

Income before income tax and US Tax Reform Transition Tax expense	674,846	59,629		734,475
Income tax and US Tax Reform Transition tax expense	2,736,575	9,454	[c]	2,746,029

Net income (loss)	$(2,061,729)	$50,175		$(2,011,554)

Basic and diluted losses per common share	$(0.089)			$(0.087)

Weighted-average common shares - basic	23,076,306			23,076,306
Weighted-average common shares - diluted	23,080,758			23,080,758

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

PHARMA-BIO SERV, INC.
Pro Forma Consolidated Statements of Operations
(Unaudited)
For the Year Ended October 31, 2017

	Pharma-Bio Serv, Inc.As Reported	Pro Forma Adjustments [b]	Pro Forma Pharma-Bio Serv, Inc.
Revenues	$15,579,275	$(2,040,602)	$13,538,673
Cost of services	11,968,145	(2,308,395)	9,659,750

Gross profit	3,611,130	267,793	3,878,923

Selling, general and administrative expenses	5,036,272	(100,795)	4,935,477
Income (loss) from operations	(1,425,142)	368,588	(1,056,554)
Other income (expense), net of foreign exchange settlement	14,099	(276)	13,823

Income (loss) before income taxes	(1,411,043)	368,312	(1,042,731)
Income taxes	3,866	-	3,866

Net income (loss)	$(1,414,909)	$368,312	$(1,046,597)

Basic and diluted losses per common share	$(0.061)		$(0.045)

Weighted-average common shares - basic	23,096,547		23,096,547
Weighted-average common shares - diluted	23,099,376		23,099,376

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1. Basis of Presentation

The following notes relate to the pro forma adjustments included in the Unaudited Pro Forma Consolidated Balance Sheet for July 31, 2018, which is presented as if the Transaction occurred on July 31, 2018, and the Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended July 31, 2018 and for the year ended October 31, 2017, which are presented as if the Transaction occurred on November 1, 2016.

(a)
This adjustment represents the aggregate consideration of $5,000,000 paid by the Buyer for the Laboratory Assets, as set forth in the Purchase Agreement as follows: (i) $1,750,000 in cash on the Closing Date, (ii) $3,000,000 in the form of a promissory note payable over two years, and (iii) the application on the Closing Date of $250,000 previously paid by the Buyer as a deposit.

i.	The Company did not announce plans for the use of the proceeds. Accordingly, no adjustments to reflect the use of the proceeds were included within the pro forma consolidated financial information.

ii.
An estimated gain on disposition of the Laboratory Assets of approximately $2.8 million has not been reflected in the Unaudited Pro forma Consolidated Statement of Operations as it is considered to be non-recurring in nature. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments.

iii.
The gain arising from the Transaction will be presented as a non-operating revenue event in the Company’s Consolidated Statements of Operations for the year ended October 31, 2018, net of income tax determined under preferential rates available to the Company. The amount of the actual gain will be calculated based on various factors, including the final net book value of the Laboratory Assets as of the Closing Date and Transaction related expenses, therefore the estimated gain may differ from the current estimate.

(b)	These adjustments represent the elimination of the historical results of the Laboratory Assets.

(c)	This adjustment reflects the tax effect of the pro forma adjustments.